PROSPECTUS                 Pricing Supplement No. 2768
Dated January 10, 1995     Dated February 6, 1996
PROSPECTUS SUPPLEMENT      Rule 424(b)(3)-Registration Statement
                                 No. 33-60723
Dated January 25, 1995

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                      (Floating Rate Notes)

Trade Date:  February 6, 1996

Settlement Date (Original Issue Date):  February 9, 1996

Maturity Date: February 9, 1998

Principal Amount (in Specified Currency):  US$13,000,000

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$13,000,000

Interest Rate:
  Interest Calculation:
  X  Regular Floating Rate
  __ Inverse Floating Rate
  __ Other Floating Rate

  Interest Rate Basis:  __ CD Rate   __ Commercial Paper Rate
  __ Federal Funds Rate  X  LIBOR   __ Prime Rate
  __ Treasury Rate  __ Other

  Spread (Plus or Minus):  Zero
  Spread Multiplier:  N/A

  Index Maturity: 3 Months
  Index Currency:  US Dollar

  Maximum Interest Rate:  N/A
  Minimum Interest Rate:  N/A

  Interest Payment Period:  Quarterly

  Interest Payment Dates:  Every February 9, May 9, August 9 and
  November 9, commencing May 9, 1996

  Initial Interest Rate Per Annum:   To be determined two London
  Banking Days prior to the Original Issue Date.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT.

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                      (Floating Rate Notes)
                                             Page 2
                       Pricing Supplement No. 2768
                       Dated February 6, 1996
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723




  Interest Reset Periods and Dates:  Quarterly, on each Interest
  Payment Date

  Interest Determination Dates: Two London Banking Days prior to each Interest Reset Date

Form of Notes:

  X  DTC registered
  __ non-DTC registered

Repayment, Redemption and Acceleration:

  Optional Repayment Date:  N/A
  Annual redemption Percentage Reduction:  N/A
  Initial Redemption Date:  N/A
  Initial Redemption Percentage:  N/A

Original Issue Discount

  Amount of OID:  N/A
  Interest Accrual Date:  N/A
  Yield to Maturity:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:

  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A

Indexed Notes:

  Currency Base Rate:  N/A

Additional Terms:

  General

  At September 30, 1995, the Company had outstanding indebtedness totalling $100.241 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 30, 1995 excluding subordinated notes payable after one year was equal to $99.544 billion.

                      (Floating Rate Notes)
                                             Page 3
                       Pricing Supplement No.
                       Dated
                       Rule 424(b)(3)-Registration Statement
                                No. 33-60723



Plan of Distribution:

  The Notes are being purchased by UBS Securities Inc. (the
  "Underwriter"), as principal, at 100% of the aggregate principal amount.

  The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities
  Act of 1933, as amended.